Exhibit 23.4
[Gaffney, Cline & Associates, Inc. Letterhead]
December 12, 2007
Mr. Martin H. Eden
Chief Financial Officer
Gran Tierra Energy Inc. (Gran Tierra)
300, 611 — 10th Ave, SW
Calgary, Alberta T23R 0B2
Canada
Gran Tierra Registration Statement:
Form S-1 (Reg. No. 333-146953)
Filed with the U. S. Security Exchange Commission
Dear Mr. Eden:
As the independent reserve engineers for Gran Tierra, Gaffney, Cline & Associates, Inc. (GCA) hereby confirms that it has granted and not withdrawn its consent to the reference to GCA’s review of Gran Tierra’s reserves as of December 31, 2006 in the form and context disclosed by Gran Tierra in this form S-1 to Registration Statement No. 333-146953 filed with the U. S. Securities and Exchange Commission.
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Please do not hesitate to contact us if you have any questions.
Very truly yours,
GAFFNEY, CLINE & ASSOCIATES, INC.
/s/ David K. Morgan
David K. Morgan
Senior Manager